EXHIBIT 23(c)

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


Motors Mechanical Reinsurance Company, Limited:


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-82365 of Motors Mechanical Reinsurance Company, Limited (the "Company"), on Form S-2 registering up to 12,000 shares of the Company's participating stock of our report dated February 22, 2000, included in the Annual Report on Form 10-K of Motors Mechanical Reinsurance Company, Limited for the year ended December 31, 1999, and to the use of our report dated February 22, 2000, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

                                                   s/DELOITTE & TOUCHE



Bridgetown, Barbados
May 11, 2000